ASSET PURCHASE AGREEMENT
between
INOVO, INC.
and
CHAD THERAPEUTICS, INC.
Dated November 16, 2007

TABLE OF CONTENTS

1. DEFINITIONS AND USAGE	1
1.1 Definitions	1
1.2 Usage	9

2. SALE AND TRANSFER OF ASSETS; CLOSING	10
2.1 Assets to Be Sold	10
2.2 Excluded Assets	11
2.3 Consideration	12
2.4 Liabilities	13
2.5 Allocation	15
2.6 Closing	15
2.7 Closing Obligations	16
2.8 Adjustment Amount and Payment	17
2.9 Adjustment Procedure	18

3. REPRESENTATIONS AND WARRANTIES OF SELLER	19
3.1 Organization and Good Standing	19
3.2 Enforceability; Authority; No Conflict	19
3.3 Financial Statements	20
3.4 Books and Records	21
3.5 Sufficiency of Assets	21
3.6 Title to Assets; Encumbrances	21
3.7 Condition of Assets	22
3.8 Accounts Receivable	22
3.9 Inventories	22
3.10 No Undisclosed Liabilities	23
3.11 Taxes	23
3.12 No Material Adverse Change	24
3.13 Employee Benefits	25
3.14 Compliance with Legal Requirements; Governmental Authorizations	26
3.15 Legal Proceedings; Orders	28
3.16 Absence of Certain Changes and Events	29
3.17 Contracts; No Defaults	29
3.18 Insurance	32
3.19 Environmental Matters	33
3.20 Employees	33
3.21 Labor Disputes; Compliance	34
3.22 Intellectual Property Assets	35
3.23 Compliance with the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws	38
3.24 Relationships with Related Persons	38
3.25 Brokers or Finders	39
3.26 Solvency	39
3.27 Bulk Sales	39
3.28 Disclosure	40

4. REPRESENTATIONS AND WARRANTIES OF BUYER	40
4.1 Organization and Good Standing	40
4.2 Authority; No Conflict	41
4.3 Certain Proceedings	41
4.4 Brokers or Finders	41
4.5 Financing	41

5. COVENANTS OF SELLER PRIOR TO CLOSING	42
5.1 Access and Investigation	42
5.2 Operation of the Business	42
5.3 Negative Covenant	43
5.4 Required Approvals	43
5.5 Notification	44
5.6 Competing Transaction	44
5.7 Best Efforts	45
5.8 Interim Financial Statements	45
5.9 Payment of Liabilities	45
5.10 Proxy Statement	45
5.11 Shareholders Meeting	46
5.12 WARN Act Notice	46

6. COVENANTS OF BUYER PRIOR TO CLOSING	46
6.1 Required Approvals	46
6.2 Best Efforts	46
7. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE	47
7.1 Accuracy of Representations	47
7.2 Seller’s Performance	47
7.3 Consents	47
7.4 Additional Documents	47
7.5 No Proceedings	48
7.6 No Conflict	48
7.7 Governmental Authorizations	49

8. CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE	49
8.1 Accuracy of Representations	49
8.2 Buyer’s Performance	49
8.3 Consents	49
8.4 Additional Documents	49
8.5 No Injunction	50
8.6 Shareholder Approval	50

9. TERMINATION	50
9.1 Termination Events	50
9.2 Effect of Termination	51

10. ADDITIONAL COVENANTS	51
10.1 Employees and Employee Benefits	51
10.2 Payment of All Taxes and Retained Liabilities	54
10.3 Use of Seller’s Name and Marks	54
10.4 Reports and Returns	55
10.5 Assistance in Proceedings	55
10.6 Noncompetition, Nonsolicitation and Nondisparagement	55
10.7 Customer and Other Business Relationships	56
10.8 Retention of and Access to Records	56
10.9 Further Assurances	57
10.10 Removal of Assets	57

11. INDEMNIFICATION; REMEDIES	57
11.1 Survival	57
11.2 Indemnification and Reimbursement by Seller	57
11.3 Indemnification and Reimbursement by Buyer	58
11.4 Time Limitations	58
11.5 Right of Setoff; Escrow	59
11.6 Third Party Claims	59
11.7 Other Claims	61
10.8 Exclusive Remedies	61

12. CONFIDENTIALITY	61
12.1 Definition of Confidential Information	61
12.2 Restricted Use of Confidential Information	62
12.3 Exceptions	63
12.4 Legal Proceedings	63
12.5 Return or Destruction of Confidential Information	63
12.6 Attorney-Client Privilege	64

13. GENERAL PROVISIONS	64
13.1 Expenses	64
13.2 Public Announcements	64
13.3 Notices	64
13.4 Jurisdiction; Service of Process	65
13.5 Enforcement of Agreement	66
13.6 Waiver; Remedies Cumulative	66
13.7 Entire Agreement and Modification	66
13.8 Disclosure Letter	67
13.9 Assignments, Successors and No Third Party Rights	67
13.10 Severability	67
13.11 Construction	68
13.12 Time of Essence	68
13.13 Governing Law	68
13.14 Execution of Agreement	68

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (“Agreement”) is dated November 16, 2007, by and between INOVO, INC., a Florida corporation (“Buyer”), and CHAD THERAPEUTICS, INC., a California corporation (“Seller”).
RECITALS
     Seller desires to sell, and Buyer desires to purchase, the Assets of Seller for the consideration and on the terms set forth in this Agreement.
     The parties, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS AND USAGE
Section 1.1 Definitions.
     For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:
     “Accounts Receivable” – (a) all trade accounts receivable and other rights to payment from customers of Seller relating to the Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, and (b) any claim, remedy, or other right related to any of the foregoing.
     “Active Employee” – as defined in Section 10.1(a).
     “Adjustment Amount” – as defined in Section 2.8.
     “Agreement” – as defined in the first paragraph of this Agreement.
     “Assets” – as defined in Section 2.1.
     “Assignment and Assumption Agreement” – as defined in Section 2.7(a)(ii).
     “Assumed Liabilities” – as defined in Section 2.4(a).
     “Balance Sheet” – as defined in Section 3.3.
     “Bankruptcy and Equity Exception” – as defined in Section 3.2(a).
     “Best Efforts” – the efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided,

however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds, or incur any other material burden.
     “Bill of Sale” – as defined in Section 2.7(a)(i).
     “Breach” – any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy, or failure.
     “Business” – as defined in Section 2.1.
     “Business Day” – any day other than (a) Saturday or Sunday or (b) any other day on which banks in Florida and California are permitted or required to be closed.
     “Buyer” – as defined in the first paragraph of this Agreement.
     “Buyer Contact” – as defined in Section 12.2(a).
     “Buyer Indemnified Persons” – as defined in Section 11.2.
     “Closing” – as defined in Section 2.6.
     “Closing Balance Sheet” – as defined in Section 2.9(b).
     “Closing Date” – the date on which the Closing actually takes place.
     “Closing Working Capital” – as defined in Section 2.9(b).
     “COBRA” – as defined in Section 3.13(f).
     “Code” – the Internal Revenue Code of 1986.
     “Competing Transaction” – as defined in Section 5.6.
     “Confidential Information” – as defined in Section 12.1(a).
     “Consent” – any approval, consent, ratification, waiver, or other authorization.
     “Contemplated Transactions” – all of the transactions contemplated by this Agreement.
     “Contract” – any agreement, contract, Lease, consensual obligation, promise, or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

     “Copyrights” – as defined in Section 3.22(a)(iii).
     “Damages” – as defined in Section 11.2.
     “Disclosing Party” – as defined in Section 12.1(a).
     “Disclosure Letter” – the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
     “Employee Plans” – as defined in Section 3.13(a).
     “Encumbrance” – any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal, or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership.
     “Environment” – soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.
     “Environmental, Health, and Safety Liabilities” – any cost, damages, fine, penalty, judgment, award, settlement, expense, liability, obligation, or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law.
     “Environmental Law” – any Legal Requirement that relates to the Environment.
     “ERISA” – the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” – as defined in Section 3.13(a).
     “Escrow Agreement” – as defined in Section 2.7(a)(v).
     “Exchange Act” – the Securities Exchange Act of 1934.
     “Excluded Assets” – as defined in Section 2.2.
     “GAAP” – generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.3 were prepared.
     “Governing Documents” – with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a limited liability company, the articles of organization and operating agreement; (c) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation, or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements, or other agreements or documents relating to the organization, management, or operation of any Person or relating to the rights, duties, and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.
     “Governmental Authorization” – any Consent, license, registration, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
     “Governmental Body” – any:
          (a) nation, state, county, city, town, borough, village, district, or other jurisdiction;
          (b) federal, state, local, municipal, foreign, or other government;
          (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal, or other entity exercising governmental or quasi-governmental powers);
          (d) multinational organization or body;
          (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power; or
          (f) official of any of the foregoing.
     “Hired Employees” – as defined in Section 10.1(b)(i).
     “Indemnified Person” – as defined in Section 11.6.
     “Indemnifying Person” – as defined in Section 11.6.
     “Interim Working Capital” – as defined in Section 2.9(a).
     “Intellectual Property Assets” – as defined in Section 3.22(a).
     “Interim Balance Sheet” – as defined in Section 3.3.
     “Inventories” – all inventories of Seller associated with the Business, wherever located, including all finished goods, work in process, raw materials, spare parts, and all other materials and supplies to be used or consumed by Seller in the production of finished goods associated with the Business.

     “IRS” – the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.
     “Knowledge” – an individual will be deemed to have Knowledge of a particular fact or other matter if:
          (a) that individual is actually aware of that fact or matter; or
          (b) a reasonably prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.
     A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving as a director, executive officer, general partner, manager (of a limited liability company), executor, or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.
     “Lease” – any lease or rental agreement, license, right to use or installment and conditional sale agreement associated with the Business to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.
     “Legal Requirement” – any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principle of common law, code, regulation, statute, or treaty.
     “Liability” – with respect to any Person, any liability or obligation of such Person of any kind, character, or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable, or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
     “Marks” – as defined in Section 3.22(a)(i).
     “Material Consents” – as defined in Section 7.3.
     “Net Names” – as defined in Section 3.22(a)(vi)
     “Occupational Safety and Health Law” – any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

     “Order” – any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Body or arbitrator.
     “Ordinary Course of Business” – an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:
          (a) is consistent in nature, scope, and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;
          (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and
          (c) is similar in nature, scope, and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.
     “Part” – a part or section of the Disclosure Letter.
     “Patents” – as defined in Section 3.22(a)(ii).
     “Permitted Encumbrances” – as defined in Section 3.6.
     “Person” – an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.
     “Proceeding” – any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     “Proxy Statement” – as defined in Section 5.8.
     “Purchase Price” – as defined in Section 2.3.
     “Record” – reports, documents, or information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
     “Related Person” – With respect to a particular individual:
          (a) each member of such individual’s Family;
          (b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

          (c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and
          (d) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, manager, partner, executor, or trustee (or in a similar capacity).
          With respect to a specified Person other than an individual:
          (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;
          (b) any Person that holds a Material Interest in such specified Person;
          (c) each Person that serves as a director, officer, partner, manager, executor, or trustee of such specified Person (or in a similar capacity);
          (d) any Person in which such specified Person holds a Material Interest; and
          (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).
     For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.
     “Representative” – with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel, or other representative of that Person.
     “Retained Liabilities” – as defined in Section 2.4(b).
     “SEC” – Securities and Exchange Commission.
     “Securities Act” – the Securities Act of 1933.
     “Seller” – as defined in the first paragraph of this Agreement.

     “Seller Contact” – as defined in Section 12.2(a).
     “Seller Contract” – any Contract associated with the Business (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.
     “Seller Indemnified Person” – as defined in Section 11.3.
     “Seller’s Closing Documents” – as defined in Section 3.2(a).
     “Sleep Therapy Assets” – as defined in Section 2.2.
     “Software” – all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes, and other items and documentation related thereto or associated therewith.
     “Subsidiary” – as defined in the Securities Act.
     “Tangible Personal Property” – all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles, and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books) associated with the Business, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.
     “Tax” – any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel, or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum, and other tax, fee, assessment, levy, tariff, charge, or duty of any kind whatsoever and any interest, penalty, addition, or additional amount thereon imposed, assessed, or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.
     “Tax Return” – any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of, or compliance with, any Legal Requirement relating to any Tax.
     “Third Party” – a Person that is not a party to this Agreement.

     “Third Party Claim” – any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.
     “Total O2 Assets” – the TOTAL O2 Delivery System, the OMNI-2 In-Home Filling System, the OMNI-5 In-Home Filling System, plus all related inventory, components, parts, accessories, fixed assets, test fixtures and tooling, accounts receivable, contract rights, patents, trademarks, licenses, governmental authorizations, data, records, manuals, and intangible rights and properties. For purposes of clarity, “Total O2 Assets” shall not include any oxygen conserving devices, even if offered or sold in tandem with the Total O2 Assets.
     “Trade Secret” – as defined in Section 3.22(a)(v).
     “Transition Services Agreement” – as defined in Section 2.7(a)(viii).
     “WARN Act” – as defined in Section 5.11.
     “Warranty Cap” – as defined in Section 2.4(a)(vi)
     “Working Capital” – as defined in Section 2.9(a).
Section 1.2 Usage
     (a) Interpretation. In this Agreement, unless a clear contrary intention appears:
(i)	the singular number includes the plural number and vice versa;

(ii)	reference to any Person includes such Person’s successors and assigns;

(iii)	reference to any gender includes each other gender;

(iv)	reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)	reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision;

(vi)	“hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)	“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)	“or” is used in the inclusive sense of “and/or”;

(ix)	with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x)	references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.
     (b) Accounting Terms and Determinations. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, and all accounting determinations shall be made, in accordance with GAAP.
     (c) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.
ARTICLE II
SALE AND TRANSFER OF ASSETS; CLOSING
Section 2.1 Assets to be Sold
     Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title, and interest in and to all of Seller’s personal property and assets, tangible and intangible, of every kind and description, wherever located, belonging to Seller and used in or related to the manufacturing, marketing, distributing, and selling of devices and products for the oxygen therapy business as a going concern, including the design, manufacture, and sale of its products and the furnishing of advisory and consulting services to customers as well as any goodwill associated therewith (the “Business”), including the following (but excluding the Excluded Assets):
     (a) all Tangible Personal Property, including those items described in Part 2.1(a);
     (b) all Inventories;
     (c) all Accounts Receivable;
     (d) all Seller Contracts, including those listed in Part 3.20(a), and all outstanding offers or solicitations made by or to Seller to enter into any Contract;

     (e) all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed in Part 3.14(b);
     (f) all data and Records related to the operations of Seller’s Business, including client and customer lists and Records, referral sources, research and development Records, production Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence, and other similar Records and, subject to Legal Requirements, copies of all personnel Records for all Hired Employees, and all other Records described in Section 2.2(g) and a copy of any Software necessary to review such data and Records;
     (g) all of the intangible rights and property of Seller related to the Business, including Intellectual Property Assets and those items listed in Parts 3.22(d), (e), (f), (g), (h), (i), and (j);
     (h) all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Closing Date, unless expended in accordance with this Agreement;
     (i) all claims of Seller against Third Parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or non-contingent, including all such claims listed in Part 2.1(i);
     (j) all rights of Seller relating to deposits and prepaid expenses, claims for refunds, and rights to offset in respect thereof that are not listed in Part 2.2(d) and that are not excluded under Section 2.2(h);
     (k) all other properties and assets of every kind, character, and description, tangible or intangible, owned by Seller and used or held for use in connection with the Business, whether or not similar to the items specifically set forth above; and
     (l) a copy of the Software described in Part 2.2(i).
     All of the property and assets to be transferred to Buyer under this Agreement are referred to collectively as the “Assets.”
     Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).
Section 2.2 Excluded Assets
     Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets, and shall remain the property of Seller after the Closing, whether or not such Assets are related to the Business:

     (a) all cash, cash equivalents, and short-term investments;
     (b) all real property and real property leases;
     (c) all minute books, stock Records, and corporate seals and the shares of capital stock of Seller held in treasury;
     (d) all personnel Records and other Records that Seller is required by law to retain in its possession;
     (e) all claims for refund of Taxes and other governmental charges of whatever nature and all Tax Returns;
     (f) all rights in connection with, and assets of, the Employee Plans;
     (g) all rights of Seller under this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, and the Escrow Agreement;
     (h) any and all intellectual property or other assets directly and primarily related to the sleep therapy industry, including oxygen technologies embedded in Seller’s sleep therapy license agreements (the “Sleep Therapy Assets”);
     (i) any proprietary Software used for corporate accounting and financial reporting purposes by Seller for both the Business and other operations of Seller, all of which is described in Part 2.2(i);
     (j) the Total O2 Assets;
     (k) any Tax benefits (including net operating losses of Seller or other similar Tax attributes) of Seller; and
     (l) any and all leasehold improvements, fixtures, general office furniture, equipment, and all operation and maintenance manuals and Records relating to the Excluded Assets.
Section 2.3 Consideration
     The consideration for the Assets (the “Purchase Price”) will be (a) five million two hundred fifty thousand dollars ($5,250,000.00) plus or minus the Adjustment Amount, and (b) the assumption of the Assumed Liabilities. In accordance with Section 2.7(b), at the Closing, the Purchase Price, prior to adjustment on account of the Adjustment Amount, shall be delivered by Buyer to Seller as follows: (a) four million nine hundred thousand dollars ($4,900,000.00) by wire transfer to an account specified in writing by Seller; (b) three hundred fifty thousand dollars ($350,000.00) by wire transfer to an escrow account pursuant to the Escrow Agreement; and (c) the balance of the Purchase Price by the execution and delivery of the Assignment and Assumption Agreement. The Adjustment Amount shall be paid in accordance with Section 2.8.

Section 2.4 Liabilities
     (a) Assumed Liabilities. On the Closing Date, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the “Assumed Liabilities”):
(i)	any trade account payable associated with the Business incurred in the Ordinary Course of Business and reflected on the Interim Balance Sheet (other than a trade account payable to any Related Person of Seller) that remains unpaid as of the Closing Date, all of which will be listed on a certificate to be delivered at Closing;

(ii)	any trade account payable associated with the Business (other than a trade account payable to any Related Person of Seller) incurred by Seller in the Ordinary Course of Business between the date of the Interim Balance Sheet and the Closing Date that remains unpaid as of the Closing Date, all of which will be listed on a certificate to be delivered at Closing;

(iii)	any Liability to Seller’s customers incurred by Seller in the Ordinary Course of Business for non-delinquent orders outstanding as of the Closing Date reflected on Seller’s books (other than any Liability arising out of or relating to a Breach that occurred prior to the Closing Date), all of which will be listed on a certificate to be delivered at Closing;

(iv)	any Liability arising after the Closing under the Seller Contracts described in Part 3.17(a) (other than any Liability arising under the Seller Contracts described on Exhibit 2.4(a)(iv) or arising out of or relating to a Breach that occurred prior to the Closing);

(v)	any Liability of Seller arising after the Closing under any Seller Contract included in the Assets that is entered into by Seller after the date hereof in accordance with the provisions of this Agreement (other than any Liability arising out of or relating to a Breach that occurred prior to the Closing), all of which will be listed on a certificate to be delivered at Closing; and

(vi)	any Liability of Seller arising before or after the Closing under any warranty issued by Seller in connection with the sale of any product actually purchased by Buyer or related service in the operation of the Business, whether or not such warranty is accrued on the Closing Balance Sheet; provided, however, that the aggregate of all such Liabilities under this Section 2.4(a)(vi) being assumed by Buyer shall not exceed $100,000.00 (the “Warranty Cap”). In calculating the Liabilities incurred by Buyer for purposes of the Warranty Cap, only goods and materials furnished in connection with a warranty claim shall be counted; the cost of any labor or services or corporate overhead shall not be included in calculating the Warranty Cap.

     (b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed, and discharged solely by Seller. “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities, including:
(i)	any Liability, including royalty payments accrued or accruable to the Closing Date, arising out of or relating to products of Seller to the extent manufactured or sold prior to the Closing other than to the extent assumed under Section 2.4(a)(iii), (iv), or (v);

(ii)	any Liability under any Contract assumed by Buyer pursuant to Section 2.4(a) that arises after the Closing but that arises out of or relates to any Breach that occurred prior to the Closing;

(iii)	any Liability for Taxes, including (A) any Taxes arising as a result of Seller’s operation of its business or ownership of the Assets prior to the Closing, (B) except as provided in Section 2.4(c), any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement, and (C) any deferred Taxes of any nature;

(iv)	any Liability under any Contract not assumed by Buyer under Section 2.4(a), including any Liability arising out of or relating to Seller’s credit facilities or any security interest related thereto;

(v)	any Environmental, Health, and Safety Liabilities;

(vi)	any Liability under the Employee Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits, or any other employee plans or benefits of any kind for Seller’s employees or former employees or both;

(vii)	any Liability under any employment, severance, retention, or termination agreement with any employee of Seller or any of its Related Persons;

(viii)	any Liability arising out of or relating to any employee grievance whether or not the affected employees are hired by Buyer;

(ix)	any Liability of Seller to any of its shareholders or Related Person of Seller;

(x)	any Liability to indemnify, reimburse, or advance amounts to any officer, director, employee, or agent of Seller;

(xi)	any Liability to distribute to any of Seller’s shareholders or otherwise apply all or any part of the consideration received pursuant to this Agreement;

(xii)	any Liability arising out of any Proceeding pending as of the Closing, unless expressly assumed by Buyer;

(xiii)	any Liability arising out of any Proceeding commenced after the Closing and arising out of or relating to any occurrence or event happening prior to the Closing, including any warranty claims related to products sold by Seller prior to the Closing to the extent such warranty claims exceed the Warranty Cap;

(xiv)	any Liability arising out of or resulting from Seller’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Body;

(xv)	any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions; and

(xvi)	any Liability of Seller based upon Seller’s acts or omissions occurring after the Closing.
     (c) Sales Tax. Buyer and Seller shall bear equally any sales tax imposed in connection with the sale by Seller of the Assets to Buyer.
Section 2.5 Allocation
     The Purchase Price shall be allocated in accordance with Exhibit 2.5. After the Closing, the parties shall make consistent use of the allocation, fair market value, and useful lives specified in Exhibit 2.5 for all Tax purposes and in all filings, declarations, and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation. The parties shall promptly advise each other of the existence of any tax audit, controversy, or litigation related to any allocation hereunder.
Section 2.6 Closing
     The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Buyer’s counsel, Porter Wright Morris & Arthur LLP, at 5801 Pelican Bay Boulevard, Suite 300, Naples, Florida 34108, commencing at 10:00 a.m. (local time) as soon as possible after the satisfaction or waiver of all of the conditions specified in Articles 7 and 8, unless Buyer and Seller otherwise agree. Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article IX.

Section 2.7 Closing Obligations
     In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:
     (a) Seller shall deliver to Buyer:
(i)	a bill of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit 2.7(a)(i) (the “Bill of Sale”) executed by Seller;

(ii)	an assignment of all of the Assets that are intangible personal property in the form of Exhibit 2.7(a)(ii), which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by Seller;

(iii)	assignments of all Intellectual Property Assets and separate assignments of all registered Marks and Patents, in the form of Exhibit 2.7(a)(iii) executed by Seller;

(iv)	such other deeds, bills of sale, assignments, certificates of title, documents, and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

(v)	an escrow agreement in the form of Exhibit 2.7(a)(v), executed by Seller and the escrow agent (the “Escrow Agreement”);

(vi)	a certificate executed by Seller as to the accuracy of the Seller’s representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to Seller’s compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2;

(vii)	a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Seller executing this Agreement, and any other document relating to the Contemplated Transactions; and,

(viii)	a transition services agreement in the form of Exhibit 2.7(a)(viii) executed by Seller (the “Transition Services Agreement”).

     (b) Buyer shall deliver to Seller:
(i)	four million nine hundred thousand dollars ($4,900,000.00) by wire transfer to an account specified by Seller in a writing delivered to Buyer on the Closing Date;

(ii)	the Escrow Agreement, executed by Buyer and the escrow agent, together with the delivery of three hundred fifty thousand dollars ($350,000.00) to the escrow agent thereunder, by wire transfer to an account specified by the escrow agent;

(iii)	the Assignment and Assumption Agreement executed by Buyer;

(iv)	a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2;

(v)	a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer, and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement, and any other document relating to the Contemplated Transactions;

(vi)	the Transition Services Agreement executed by Buyer;

(vii)	a license agreement as described in Section 10.3 executed by Buyer; and

(vii)	a resale certificate for sales tax purposes.
Section 2.8 Adjustment Amount and Payment
     The “Adjustment Amount” (which may be a positive or negative number) will be equal to the amount determined by subtracting the Interim Working Capital from the Closing Working Capital; provided, however, that no such positive Adjustment Amount shall exceed two hundred fifty thousand dollars ($250,000.00). If the Adjustment Amount is a positive number, the Adjustment Amount shall be paid by wire transfer by Buyer to an account specified by Seller. If the Adjustment Amount is a negative number, Buyer and Seller shall instruct the escrow agent to pay the Adjustment Amount from the Escrow Account to Buyer by wire transfer to an account specified by Buyer. Within three (3) Business Days after the calculation of the Closing Working Capital becomes binding and conclusive on the parties pursuant to Section 2.9, Seller or Buyer, as the case may be, shall make the wire transfer payment provided for in this Section 2.8.

Section 2.9 Adjustment Procedure
     (a) “Working Capital” as of a given date shall mean the amount calculated by subtracting the current liabilities of Seller included in the Assumed Liabilities as of that date from the current assets of Seller included in the Assets as of that date. The Working Capital of Seller as of the date of the Interim Balance Sheet (the “Interim Working Capital”) was four million, two hundred, ten thousand dollars ($4,210,000.00). The methodology used in calculating the Interim Working Capital is set forth in Part 2.9(a).
     (b) Buyer shall prepare a balance sheet of Seller as of the Closing Date (“Closing Balance Sheet”) on the same basis and applying the same accounting principles, policies, and practices that were used in preparing the Interim Balance Sheet. Buyer shall then determine the Working Capital as of the Closing Date (the “Closing Working Capital”) based upon the Closing Balance Sheet and using the same methodology as was used to calculate the Interim Working Capital; provided, however, that any write down of an Asset, previously approved and consented to in writing by Buyer, shall not be included in the calculation of Closing Working Capital. Buyer shall deliver the Closing Balance Sheet and its determination of the Closing Working Capital to Seller within thirty (30) days following the Closing Date.
     (c) If within fifteen (15) days following delivery of the Closing Balance Sheet and the Closing Working Capital calculation, Seller has not given Buyer written notice of its objection as to the Closing Working Capital calculation (which notice shall state the basis of Seller’s objection), then the Closing Working Capital calculated by Buyer shall be binding and conclusive on the parties and be used in computing the Adjustment Amount.
     (d) If Seller duly gives Buyer such notice of objection, and if Seller and Buyer fail to resolve the issues outstanding with respect to the Closing Balance Sheet and the calculation of the Closing Working Capital within fifteen (15) days of Buyer’s receipt of Seller’s objection notice, Seller and Buyer shall submit the issues remaining in dispute to Hill, Barth & King, LLP, independent public accountants (the “Independent Accountants”) for resolution applying the principles, policies, and practices referred to in Section 2.9(b). If issues are submitted to the Independent Accountants for resolution, (i) Seller and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller and Buyer within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding, and conclusive on the parties and shall be used in the calculation of the Closing Working Capital; and (iii) Seller and Buyer will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Buyer as follows:
Section 3.1 Organization and Good Standing
     (a) Part 3.1(a) contains a complete and accurate list of Seller’s jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation. Seller is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to have such power and authority would not have a material adverse effect on the Business.
     (b) Complete and accurate copies of the Governing Documents of Seller, as currently in effect, are attached to Part 3.1(b).
     (c) Seller has no Subsidiary and, except as disclosed in Part 3.1(c), does not own any shares of capital stock or other securities of any other Person.
Section 3.2 Enforceability; Authority; No Conflict
     (a) Assuming due authorization, execution, and delivery of this Agreement by the other party, this Agreement constitutes the legal, valid, and binding obligation of Seller enforceable against Seller in accordance with its terms, except that such enforceability: (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally; and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exception”). Upon the execution and delivery by Seller of the Escrow Agreement, Transition Services Agreement, and each other agreement to be executed or delivered by Seller at the Closing (collectively, the “Seller’s Closing Documents”), assuming due authorization, execution, and delivery of this Agreement by the other party, each of Seller’s Closing Documents will constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Bankruptcy and Equity Exception. Seller has all necessary corporate power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and, subject to obtaining Seller’s shareholders approval, to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary corporate action.
     (b) Except as set forth in Part 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)	Breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors or the shareholders of Seller;

(ii)	Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller, or any of the Assets, may be subject;

(iii)	contravene, conflict with, or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the Business;

(iv)	cause Buyer to become subject to, or to become liable for the payment of, any Tax;

(v)	Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract;

(vi)	result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets; or

(vii)	result in any shareholder of the Seller having the right to exercise dissenters’ appraisal rights.
     (c) Except as set forth in Part 3.2(c), and except for approval by Seller’s shareholders and the filing with the SEC of a proxy statement relating to the shareholders meeting to approve this Agreement and the Contemplated Transactions, and other filings required under the Exchange Act and the rules and regulations promulgated thereunder and the rules of The American Stock Exchange. Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
Section 3.3 Financial Statements
     Seller has delivered to Buyer: (a) an audited balance sheet of Seller as at March 31, 2007 (including the notes thereto, the “Balance Sheet”), and the related audited statements of income, changes in shareholders’ equity, and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of Rose, Snyder & Jacobs, independent certified public accountants; (b) an audited balance sheet of Seller as at March 31, 2006 and the related audited statements of income, changes in shareholders’ equity, and cash flows for each of the two fiscal years then ended, including in each case the notes thereto together with the report thereon of KPMG LLP, independent certified public accountants; and (c) an unaudited balance sheet of Seller as at September 30, 2007 (the “Interim Balance Sheet”), and the related unaudited statements of income, changes in shareholders’ equity, and cash flows for the six months then ended, including in each case the notes thereto certified by Seller’s chief financial officer. Such financial statements fairly present (and the financial statements delivered pursuant to Section 5.8 will fairly present) the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements referred to in this Section 3.3 and delivered pursuant to Section 5.8 reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are in accordance with the accounting Records of Seller. Seller has also delivered to Buyer copies of all letters from Seller’s auditors to Seller’s board of directors or the audit committee thereof during the thirty-six months preceding the execution of this Agreement, together with copies of all responses thereto.
Section 3.4 Books and Records
     The books of account and other financial Records related to the Business, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, including the maintenance of an adequate system of internal controls. The minute books of Seller for meetings held since January 1, 2002, all of which have been made available to Buyer (subject to redaction of material which is not directly or indirectly related to the Business), contain accurate and complete Records of all meetings held of, and corporate action taken by, the shareholders, the board of directors, and committees of the board of directors of Seller, and no meeting of any such shareholders, board of directors, or committee has been held since January 1, 2002, for which minutes have not been prepared or are not contained in such minute books.
Section 3.5 Sufficiency of Assets
     Except as set forth in Part 3.5, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Seller and (b) include all of the operating assets of Seller other than the Sleep Therapy Assets and the Total O2 Assets.
Section 3.6 Title To Assets; Encumbrances
     Seller owns good and transferable title to all of the Assets, free and clear of any Encumbrances other than those described in Part 3.6. Seller warrants to Buyer that, at the time of Closing, all Assets shall be free and clear of all Encumbrances other than those identified on Part 3.6 as acceptable to Buyer (“Permitted Encumbrances”). All royalty and financial obligations or other payments due or accrued to the Closing Date with respect to the Assets will be paid at or prior to the time of Closing.

Section 3.7 Condition of Assets
     Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for use in the Ordinary Course of Business, and is free from latent and patent defects. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Part 3.7 all Tangible Personal Property used in Seller’s business is in the possession of Seller.
Section 3.8 Accounts Receivable
     All Accounts Receivable associated with the Business that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting Records of Seller as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible, net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the Closing Balance Sheet (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve on the Closing Balance Sheet, will not represent a greater percentage of the Accounts Receivable reflected on the Closing Balance Sheet than the reserve reflected on the Interim Balance Sheet represented of the Accounts Receivable reflected thereon, and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Except as set forth on the Disclosure Letter and subject to such reserves, each of such Accounts Receivable either has been or will be collected in full, without any setoff, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, defense, or right of setoff, other than returns in the Ordinary Course of Business of Seller, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Part 3.8 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of each such Account Receivable.
Section 3.9 Inventories
     All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Seller except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting Records of Seller as of the Closing Date, as the case may be. Seller is not in possession of any inventory not owned by Seller, including goods already sold. All of the Inventories have been valued at the lower of cost or market value on a first in, first out basis. Inventories now on hand that were purchased after the date of the Balance Sheet or the Interim Balance Sheet were purchased in the Ordinary Course of Business of Seller at a cost not exceeding market prices prevailing at the time of purchase. Subject to the reserves established in accordance with GAAP, the quantities of each item of Inventories (whether raw materials, work-in-process, or finished goods) are not excessive but are reasonable in the present circumstances of Seller. Work-in-process Inventories are now valued, and will be valued on the Closing Date, according to GAAP.

Section 3.10 No Undisclosed Liabilities
     Except as set forth in Part 3.10, Seller has no material Liability except for Liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business of Seller since the date of the Interim Balance Sheet.
Section 3.11 Taxes
     Except as would not, individually or in the aggregate, result in an Encumbrance on the Assets, a liability for Buyer, or a restriction on Buyer’s ownership of the Business following the Closing:
     (a) Tax Returns Filed and Taxes Paid. Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Seller are true, correct, and complete. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Part 3.11(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet. Except as provided in Part 3.11(a), Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.
     (b) Delivery of Tax Returns and Information Regarding Audits and Potential Audits. Seller has delivered or made available to Buyer copies of all Tax Returns filed since January 1, 2004. Part 3.11(b) contains a complete and accurate list of all Tax Returns of Seller that have been audited or are currently under audit and accurately describe any deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of Seller, no undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or are being contested in good faith by appropriate proceedings as described in Part 3.11(b). Seller has delivered, or made available to Buyer, copies of any examination reports, statements or deficiencies, or similar items with respect to such audits. Except as provided in Part 3.11(b), Seller has no Knowledge that any Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of Seller either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller has Knowledge. Part 3.11(b) contains a list of all Tax Returns for which the applicable statute of limitations has not run. Except as described in Part 3.11(b), Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or for which Seller may be liable.

     (c) Proper Accrual. The charges, accruals, and reserves with respect to Taxes on the Records of Seller are adequate (determined in accordance with GAAP) and are at least equal to Seller’s liability for Taxes. There exists no proposed tax assessment or deficiency against Seller except as disclosed in the Interim Balance Sheet or in Part 3.11(c).
     (d) Specific Potential Tax Liabilities and Tax Situations.
(i)	Withholding. All Taxes that Seller is or was required by Legal Requirements to withhold, deduct, or collect have been duly withheld, deducted, and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(ii)	Tax Sharing or Similar Agreements. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation, or similar written or unwritten agreement, arrangement, understanding, or practice with respect to Taxes (including any advance pricing agreement, closing agreement, or other arrangement relating to Taxes) that will require any payment by Seller.

(iii)	Consolidated Group. Seller (A) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local, or foreign law) and (B) has no liability for Taxes of any person (other than Seller) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor by contract or otherwise.

(iv)	S Corporation. Seller is not an S corporation as defined in Code Section 1361.

(v)	Substantial Understatement Penalty. Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.
Section 3.12 No Material Adverse Change
     Since the date of the Balance Sheet, there has not been any material adverse change in the business, financial condition, operations, prospects, assets, results of operations, or condition (financial or other) related to the Business, and no event has occurred or circumstance exists that may result in a material adverse change; provided, however, that in no event shall any of the following constitute a material adverse change in the business, financial condition, operations, prospects, assets, results of operations, or condition related to the Business: (a) any change resulting from conditions affecting the industry in which Seller operates or from changes in general business or economic conditions, including changes or proposed changes regarding reimbursement policies for the supply of supplemental oxygen and related equipment and services; (b) any change resulting from the announcement or pendency of any of the transactions contemplated by this

Agreement; or (c) any change resulting from compliance by Seller with the terms of, or the taking of any action contemplated or permitted by, this Agreement.
Section 3.13 Employee Benefits
     (a) Set forth in Part 3.13(a) is a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee stock ownership, savings, severance, change-in-control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, dental, vision, life insurance, disability, accident, group insurance, vacation, holiday, sick-leave, fringe-benefit, or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract, or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow, or other agreement related thereto that (i) is maintained, administered, or contributed to by Seller or any other corporation or trade or business controlled by, controlling, or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained administered, or contributed to in the last six years by Seller or any ERISA Affiliate, (ii) provides benefits or describes policies or procedures applicable to any current or former director, officer, employee, or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof, or (iii) Seller or any ERISA Affiliate has or may have any liability (collectively, the “Employee Plans”). Also set forth on Part 3.13(a) is a complete and correct list of all ERISA Affiliates of Seller during the last six years.
     (b) Seller has delivered or made available to Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets, and any other matters which relate to the obligations of Seller or any ERISA Affiliate); (ii) all trust agreements, insurance contracts, or any other funding instruments related to the Employee Plans; (iii) if applicable, the annual report (Form 5500) and all related schedules, attachments, and reports filed with any Government Body with respect to the Employee Plans during the current year and each of the three preceding years; and (iv) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks, and other material written communications regarding the Employee Plans.
     (c) Neither Seller nor any ERISA Affiliate has ever sponsored, maintained, contributed to, had any obligation to contribute to, or incurred any other Liability under or with respect to any (i) Employee Plan covered by Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (ii) “multiemployer plan” as defined in ERISA Section 3(37); (iii) “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA; (iv) voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code; or (v) Employee Plan which provides health, life or other coverage for former directors, officers or employees (or any spouse or former spouse or other dependent thereof), other than benefits required by Section 4980B of the Code, Part 6 of Title I of ERISA, or similar state Legal Requirements.

     (d) Each Employee Plan at all times in all material respects has been administered in accordance with the terms of the applicable documents establishing such Employee Plan and has complied in operation with the requirements provided by any and all applicable Legal Requirements, including but not limited to ERISA and the Code. Without limiting the generality of the foregoing, Seller has, at all times, complied, and currently complies, in all material respects with the applicable requirements for each such Employee Plan imposed by (i) Section 4980B of the Code, Part 6 of Title I of ERISA, or similar state Legal Requirements, and (ii) Section 409A of the Code.
     (e) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service (“IRS”), or the plan sponsor is entitled to rely on a favorable advisory or opinion letter issued with respect to such plan document in accordance with IRS Announcement 2001-77; and, to the Knowledge of Seller, nothing has occurred that could reasonably expected to adversely affect such determination or opinion. Seller and each ERISA Affiliate have timely amended and operated each of the applicable Employee Plans to comply with the Economic Growth Tax Relief and Reconciliation Act of 2001 and subsequent legislation and administrative guidance enacted or promulgated through the date hereof.
     (f) With respect to each applicable Employee Plan, no action or claims (other than routine claims for benefits made in the ordinary course of plan administration for which internal administrative review procedures have not been exhausted) are pending or, to the Knowledge of Seller, threatened against or with respect to the Employee Plan, any participating employer, or any fiduciary (as defined in Section 3(21) of ERISA), of the Employee Plan, and neither Seller, nor any fiduciary, has any Knowledge of any facts could reasonably be expected to give rise to any such action or claim. There is no liability related to any Employee Plan that may become the liability of the Buyer.
Section 3.14 Compliance With Legal Requirements; Governmental Authorizations
     (a) Except as set forth in Part 3.14(a):
(i)	Seller has operated the Business at all times since January 1, 2004, in material compliance with each Legal Requirement that is or was applicable to the conduct or operation of the Business or the ownership or use of any of the Assets;

(ii)	no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement applicable to the Business or the Assets, or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature with respect to the Business or affecting the Assets; and

(iii)	Seller has not received, at any time since January 1, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement affecting the Business or the Assets, or (B) any actual, alleged, possible, or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature with respect to the Business or affecting the Assets.
     (b) Part 3.14(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to the Business or the Assets. Each Governmental Authorization listed or required to be listed in Part 3.14(b) is valid and in full force and effect. Except as set forth in Part 3.14(b):
(i)	Seller is, and at all times since January 1, 2004, has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14(b);

(ii)	no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14(b);

(iii)	Seller has not received, at any time since January 1, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14(b), or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization listed or required to be listed in Part 3.14(b); and

(iv)	all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.
The Governmental Authorizations listed in Part 3.14(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate the Business in the manner in which it currently conducts and operates the Business and to permit Seller to own and use the Assets in the manner in which it currently owns and uses such Assets.

Section 3.15 Legal Proceedings; Orders
     (a) Except as set forth in Part 3.15(a), there is no pending or, to Seller’s Knowledge, threatened Proceeding:
(i)	by or against Seller or that otherwise relates to or may affect the Business, or any of the Assets; or

(ii)	that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.
To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15(a). There are no Proceedings listed or required to be listed in Part 3.15(a) that could have a material adverse effect on the Business, the prospects of the Business, or the Assets.
     (b) Except as set forth in Part 3.15(b):
(i)	there is no Order to which Seller, the Business, or any of the Assets is subject; and

(ii)	to the Knowledge of Seller, no officer, director, agent, or employee of Seller is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business.
     (c) Except as set forth in Part 3.15(c):
(i)	Seller is, and, at all times since January 1, 2004, has been in compliance with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject;

(ii)	no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller or any of the Assets is subject; and

(iii)	Seller has not received, at any time since January 1, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller or any of the Assets is or has been subject.

Section 3.16 Absence of Certain Changes And Events
     Except as set forth in Part 3.16, since the date of the Balance Sheet, Seller has conducted its business only in the Ordinary Course of Business and there has not been any:
     (a) amendment to the Governing Documents of Seller;
     (b) payment (except in the Ordinary Course of Business) or increase by Seller of any bonuses, salaries, or other compensation to any shareholder, director, officer, or employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;
     (c) adoption of, amendment to, or increase in the payments to or benefits under, any Employee Plan;
     (d) damage to or destruction or loss of any Asset, whether or not covered by insurance;
     (e) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar Contract relating to the Business to which Seller is a party, or (ii) any Contract or transaction relating to the Business involving a total remaining commitment by Seller of at least $20,000;
     (f) sale (other than sales of Inventories in the Ordinary Course of Business), lease, or other disposition of any Asset (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset;
     (g) cancellation or waiver of any claims or rights related to the Business with a value to Seller in excess of $20,000;
     (h) indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with Seller as it relates to the Business;
     (i) material change in the accounting methods used by Seller; or
     (j) Contract by Seller to do any of the foregoing.
Section 3.17 Contracts; No Defaults
     (a) Part 3.17(a) contains an accurate and complete list, and Seller has delivered to Buyer accurate and complete copies, of:
(i)	each Seller Contract that involves performance of services or delivery of goods or materials by Seller;

(ii)	each Seller Contract that involves performance of services or delivery of goods or materials to Seller or any Related Person of Seller;

(iii)	each Seller Contract that was not entered into in the Ordinary Course of Business;

(iv)	each Seller Contract affecting the ownership of, leasing of, title to, or use of any Asset;

(v)	each Seller Contract (however named) involving a sharing of profits, losses, costs, or liabilities by Seller with any other Person;

(vi)	each Seller Contract containing covenants that in any way purport to restrict the Business or limit the freedom of Seller to engage in any line of business or to compete with any Person;

(vii)	each Seller Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(viii)	each power of attorney of Seller that is currently effective and outstanding;

(ix)	each Seller Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Seller to be responsible for consequential damages;

(x)	each Seller Contract for capital expenditures in excess of $20,000;

(xi)	each Seller Contract not denominated in U.S. dollars;

(xii)	each form of written warranty, guaranty, and/or other similar undertaking with respect to contractual performance extended by Seller other than in the Ordinary Course of Business; and

(xiii)	each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.
Part 3.17(a) sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of Seller under the Contracts, and the location of Seller’s office where details relating to the Contracts are located.
     (b) Except as set forth in Part 3.17(b), no Related Person of the Seller has or may acquire any rights under, and no Related Person of the Seller has or may become subject to any obligation or liability under, any Contract that relates to the Business or any of the Assets.
     (c) Except as set forth in Part 3.17(c):
(i)	each Contract identified or required to be identified in Part 3.17(a) and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms by Seller, subject to the Bankruptcy and Equity Exception;
(ii)	each Contract identified or required to be identified in Part 3.17(a) and which is being assigned to or assumed by Buyer is assignable by Seller to Buyer without the consent of any other Person; and

(iii)	to the Knowledge of Seller, no Contract identified or required to be identified in Part 3.17(a) and which is to be assigned to or assumed by Buyer under this Agreement will, upon completion or performance thereof, have a material adverse affect on the Business or the Assets.
     (d) Except as set forth in Part 3.17(d):
(i)	Seller is, and at all times since January 1, 2004, has been, in material compliance with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer;

(ii)	to the Knowledge of Seller, each other Person that has or had any obligation or liability under any Seller Contract which is being assigned to Buyer is, and at all times since January 1, 2004, has been, in full compliance with all applicable terms and requirements of such Contract;

(iii)	to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a Breach of, or give Seller or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify, any Seller Contract that is being assigned to or assumed by Buyer;

(iv)	to the Knowledge of Seller, no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance, other than a Permitted Encumbrance, affecting any of the Assets; and

(v)	Seller has not given to or received from any other Person, at any time since January 1, 2007, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or Breach of, or default under, any Seller Contract which is being assigned to or assumed by Buyer.
     (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Seller Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

     (f) Each Seller Contract relating to the sale, design, manufacture, or provision of products or services by Seller has been entered into in the Ordinary Course of Business of Seller and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.
Section 3.18 Insurance
     (a) Seller has delivered to Buyer:
(i)	accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which Seller is a party or under which Seller is or has been covered at any time since January 1, 2004, a list of which is included in Part 3.18(a);

(ii)	accurate and complete copies of all pending applications by Seller for policies of insurance; and

(iii)	any statement by the auditor of Seller’s financial statements or any consultant or risk management advisor with regard to the adequacy of Seller’s coverage or of the reserves for claims.
     (b) Part 3.18(b) describes:
(i)	any self-insurance arrangement by or affecting Seller, including any reserves established thereunder;

(ii)	any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Seller is a party or which involves the Business; and

(iii)	all obligations of Seller to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.
     (c) Part 3.18(c) sets forth, by year, for the current policy year and each of the four preceding policy years:
(i)	a summary of the loss experience under each policy of insurance;

(ii)	a statement describing each claim under a policy of insurance for an amount in excess of $5,000.00, which sets forth: (A) the name of the claimant; (B) a description of the policy by insurer, type of insurance, and period of coverage; and (C) the amount and a brief description of the claim; and

(iii)	a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.
     (d) Except as set forth in Part 3.18(d):
(i)	all policies of insurance to which Seller is a party or that provide coverage to Seller: (A) are valid, outstanding and enforceable; (B) are issued by an insurer that is financially sound and reputable; (C) taken together, provide adequate insurance coverage for the Assets and the Business for all risks normally insured against by a Person carrying on the same business as Seller in the same location; and (D) are sufficient for compliance with all Legal Requirements and Seller Contracts;

(ii)	Seller has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

(iii)	Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to Seller; and

(iv)	Seller has given notice to the insurer of all claims that may be insured thereby.
Section 3.19 Environmental Matters
     Except as disclosed in Part 3.19:
     (a) Seller is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law.
     (b) There are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law.
Section 3.20 Employees
     (a) Part 3.20(a) contains a complete and accurate list of the following information for each employee, independent contractor, consultant, and agent of Seller, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since March 31, 2007; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee benefit plan.

     (b) Part 3.20(b) states the number of employees terminated by Seller since March 31, 2007, and contains a complete and accurate list of the following information for each employee of Seller who has been terminated or laid off, or whose hours of work have been reduced by more than 50% by Seller, in the six months prior to the date of this Agreement: (i) the date of such termination, layoff, or reduction in hours; (ii) the reason for such termination, layoff, or reduction in hours; and (iii) the location to which the employee was assigned.
          (c) Seller has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement. During the ninety (90) day period prior to the date of this Agreement, Seller has terminated seven (7) employees.
     (d) To the Knowledge of Seller, no officer, director, agent, employee, consultant, or contractor of Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties, or practice relating to the Business, or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the Business.
     (e) Part 3.20(e) contains a complete and accurate list of (a) all former employees and other qualified beneficiaries that are receiving continuation medical coverage under COBRA under an Employee Plan, and (b) all former employees and other qualified beneficiaries that are still eligible to elect to receive continuation medical coverage under COBRA under and Employee Plan.
Section 3.21 Labor Disputes; Compliance
     (a) Seller has complied in all respects with all Legal Requirements relating to employment practices, terms, and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, and occupational safety and health. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.
     (b) Except as disclosed in Part 3.21(b), (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since January 1, 2004, there has not been, there is not presently pending or existing, and, to Seller’s Knowledge, there is not threatened, any strike, slowdown, picketing, work stoppage, or employee grievance process involving Seller; (iii) to Seller’s Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Seller’s Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon Seller or the conduct of its business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (viii) to Seller’s Knowledge, there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Body.
Section 3.22 Intellectual Property Assets
     (a) The term “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest associated with the Business, including:
(i)	Seller’s name, “Chad Therapeutics”, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks, CE marks, and applications (collectively, “Marks”);

(ii)	all issued or pending patents and patent applications and all inventions and discoveries that may be patentable (collectively, “Patents”);

(iii)	all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv)	all rights in mask works;

(v)	all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”); and

(vi)	all rights in internet web sites and internet domain names presently used by Seller, including www.chadtherapeutics.com (collectively “Net Names”).
     (b) Part 3.22(b) contains a complete and accurate list and summary description, and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets, except for paid-up licenses for commonly available Software programs with a value of less than $1,000 under which Seller is the licensee. Part 3.22(b) includes a history of all royalties associated with each such Seller Contract, including the amount paid, the date payment was made, the period of time over which such payment applied, and the date and amount of future royalty payments. There are no outstanding and, to Seller’s Knowledge, no threatened disputes or disagreements with respect to any such Seller Contract.
     (c) Except as set forth in Part 3.22(c), the Intellectual Property Assets are all those necessary for the operation of the Business as it is currently conducted. Seller is the owner or licensee of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Part 3.22(c). Except as set forth in Part 3.22(c), all former and current employees of Seller have executed written Contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries, or information relating to the Business.
     (d) Part 3.22(d) contains a complete and accurate list and summary description of all Patents related to the Business. All of such issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date. No such Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To Seller’s Knowledge, there is no potentially interfering patent or patent application of any Third Party. Except as set forth in Part 3.22(d), (A) no such Patent is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way and (B) none of the products related to the Business manufactured or sold, nor any process or know-how used in the Business, by Seller infringes or is alleged to infringe any patent or other proprietary right of any other Person. All products made, used or sold under the Patents have been marked with the proper patent notice.
     (e) Part 3.22(e) contains a complete and accurate list and summary description of all Marks related to the Business. All such Marks have been registered with the United States Patent and Trademark Office, are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date. No such Mark has been or is now involved in any opposition, invalidation, or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any of the Marks. To Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any other Person. No such Mark is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way. None of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other Person. All products and materials containing a Mark bear the proper federal registration notice where permitted by law.
     (f) Part 3.22(f) contains a complete and accurate list and summary description of all Copyrights related to the Business. All of such registered Copyrights are currently in compliance with formal Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the date of Closing. No such Copyright is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person. All works encompassed by the Copyrights have been marked with the proper copyright notice.
     (g) Part 3.22(g) contains a complete and accurate list and summary description of all Trade Secrets, including Software, related to the Business. With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. Seller has taken all reasonable precautions to protect the secrecy, confidentiality, and value of all such Trade Secrets (including the enforcement by Seller of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Seller’s standard form, and all current and former employees and contractors of Seller have executed such an agreement). Seller has good title to and an absolute right to use such Trade Secrets. Such Trade Secrets are not part of the public knowledge or literature and, to Seller’s Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller. No such Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.
     (h) Part 3.22(h) contains a complete and accurate list and summary description of all Net Names used in the Business. All such Net Names have been registered in the name of Seller and are in compliance with all formal Legal Requirements. No such Net Name has been or is now involved in any dispute, opposition, invalidation, or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any Net Name. To Seller’s Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any such Net Name. No such Net Name is infringed or, to Seller’s Knowledge, has been challenged, interfered with, or threatened in any way. No Net Name infringes, interferes with, or is alleged to interfere with or infringe the trademark, copyright, or domain name of any other Person.
     (i) Part 3.22(i) contains a complete and accurate list and summary description of all Software related to the Business which is used or owned by Seller or used pursuant to, and within the scope of, a valid license or other enforceable right and is not a “bootleg” or otherwise unauthorized version or copy. Seller possesses such working copies of all of such Software, including object and source codes and all related manuals, licenses, and other documentation, as are necessary for the current conduct of the Business and consistent with prudent business practices in businesses similar to the Business. The Software and other information technology used to operate the Business, to the Knowledge of the Seller, and consistent with prudent business practices in businesses similar to the Business, (i) are in satisfactory working order and are scalable to meet current and reasonably anticipated capacity; (ii) have appropriate security, back ups, disaster recovery arrangements, and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure, or security breach occurring and to ensure if such event does occur it does not cause a material disruption to the Business; (iii) are reasonably configured and maintained to minimize the effects of viruses and do not contain Trojan horses and other malicious code; and (iv) have not suffered any material error, breakdown, failure, or security breach which has caused disruption or damage to the Business.
     (j) All open source Software used by Seller in the Business, including that set forth in Part 3.22(j), is fully segregable and independent from any of Seller’s proprietary Software and no open source code, including any general public license source code, is or has been incorporated or otherwise integrated into, aggregated, or compiled with any of Seller’s proprietary Software. Except as set forth in Part 3.22(j), Seller has not made any improvements or changes to any such open source code, including any general public license source code, that would constitute improvements that Seller would be obligated to share with the open source community under any applicable Open Source License, nor has Seller based any proprietary software on open source Software.

Section 3.23 Compliance With The Foreign Corrupt Practices Act And Export Control And Antiboycott Laws
     (a) Seller and its Representatives have not, to obtain or retain business, directly or indirectly offered, paid, or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense, or entertainment with a value in excess of $100.00 in the aggregate to any one individual in any year) or any commission payment, to:
(i)	any person who is an official, officer, agent, employee, or representative of any Governmental Body or of any existing or prospective customer (whether government owned or non-government owned);

(ii)	any political party or official thereof;

(iii)	any candidate for political or political party office; or

(iv)	any other individual or entity;
while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party, or official or political office.
     (b) Except as set forth in Part 3.23(b), Seller has made all payments to Third Parties by check mailed to such Third Parties’ principal place of business or by wire transfer to a bank located in the same jurisdiction as such party’s principal place of business.
     (c) Each transaction is properly and accurately recorded on the books and Records of Seller, and each document upon which entries in Seller’s books and Records are based is complete and accurate in all material respects. Seller maintains a system of internal accounting controls adequate to insure that Seller maintains no off-the-books accounts and that Seller’s assets are used only in accordance with Seller’s management directives.
     (d) Seller has at all times been in compliance with all Legal Requirements relating to export control and trade embargoes. No product sold or service provided by Seller during the last 5 years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya, or North Korea.
     (e) Except as set forth in Part 3.23(e), Seller has not violated the anti-boycott prohibitions contained in 50 U.S.C. sect. 2401 et seq. or taken any action that can be penalized under Section 999 of the Code.
Section 3.24 Relationships With Related Persons
     Except as disclosed in Part 3.24, neither Seller nor any Related Person has, or since March 31, 2006, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Business. Neither Seller nor any Related Person of Seller owns, or since March 31, 2006, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Part 3.24, each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Seller with respect to any line of the products or services of Seller (a “Competing Business”) in any market presently served by Seller, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.24, neither Seller nor any Related Person is a party to any Contract with, or has any claim or right against, Seller.
Section 3.25 Brokers or Finders
     With the exception of Seller’s obligations in connection with the engagement letter with Ewing, Bemiss & Co., dated as of June 18, 2007, a copy of which has been provided to Buyer, neither Seller nor any of its Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of Seller’s business or the Assets or the Contemplated Transactions.
Section 3.26 Solvency
     (a) Seller is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.
     (b) Immediately after giving effect to the consummation of the Contemplated Transactions: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.
Section 3.27 Bulk Sales
     Neither Buyer nor Seller need to comply with any Legal Requirement related to the bulk-transfer provisions of the Uniform Commercial Code or any similar Legal Requirement under any applicable jurisdiction in connection with the Contemplated Transactions.

Section 3.28 Disclosure
     (a) Since January 1, 2002, Seller has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the Securities and Exchange Commission, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, and (ii) any applicable state securities authorities.
     (b) As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, together with any amendments thereto, complied in all material respects with all applicable Legal Requirements. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     (c) No representation or warranty or other statement made by Seller in this Agreement, the Disclosure Letter, any supplement to the Disclosure Letter, or the certificates delivered pursuant to Section 2.7(a), contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.
     (d) Seller does not have Knowledge of any event, condition, or other fact or any series of events, conditions, or other facts that has specific application to Seller (other than general economic or industry conditions) and that, individually or in the aggregate, may materially adversely affect the Assets, Business, prospects, financial condition, or results of operations of Seller that has not been set forth in this Agreement or the Disclosure Letter.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller as follows:
Section 4.1 Organization And Good Standing
     Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Florida, with full power and authority to conduct its business as it is now conducted.
Section 4.2 Authority; No Conflict
     (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, the Escrow Agreement, the Transition Services Agreement, and each other agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, subject to the Bankruptcy and Equity Exception. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.
     (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:
(i)	any provision of Buyer’s Governing Documents;

(ii)	any resolution adopted by the board of directors or the shareholders of Buyer;

(iii)	any Legal Requirement or Order to which Buyer may be subject; or

(iv)	any Contract to which Buyer is a party or by which Buyer may be bound.
Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
Section 4.3 Certain Proceedings
     There is no pending Proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.
Section 4.4 Brokers or Finders
     Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.
Section 4.5 Financing.
     Buyer will have at the Closing Date sufficient cash resources available to pay the cash portion of the aggregate Purchase Price as required in accordance with this Agreement.

ARTICLE V
COVENANTS OF SELLER PRIOR TO CLOSING
Section 5.1 Access and Investigation
     Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer Group”) full and free access, during regular business hours, to Seller’s personnel, properties, Contracts, Governmental Authorizations, books and Records, and other documents and data relating to the Business or the Assets, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and Records, and other existing documents and data relating to the Business or the Assets, as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating, and other relevant data and information relating to the Business or the Assets, as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the Business and the Assets. In addition, Buyer shall have the right to have the Tangible Personal Property inspected by Buyer Group, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Tangible Personal Property.
Section 5.2 Operation of the Business
Between the date of this Agreement and the Closing, Seller shall:
     (a) conduct the Business only in the Ordinary Course of Business;
     (b) except as otherwise directed by Buyer in writing, and without making any commitment on Buyer’s behalf, use its Best Efforts to preserve intact the current Business and business organization, keep available the services of its officers, employees, and agents, and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with it;
     (c) confer with Buyer prior to implementing operational decisions of a material nature affecting the Business;
     (d) otherwise report periodically to Buyer concerning the status of the Business, its operations, and its finances;
     (e) make no material changes in management personnel of the Business without prior written consent of Buyer, other than changes necessitated by management resignations or terminations for cause;
     (f) maintain the Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of the Business;

     (g) keep in full force and effect, without amendment, all material rights relating to the Business;
     (h) comply in all material respects with all Legal Requirements and contractual obligations applicable to the operations of the Business;
     (i) continue in full force and effect the insurance coverage under the policies set forth in Part 3.18 or substantially equivalent policies;
     (j) except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify, or terminate any Employee Plan without the express written consent of Buyer, and except as required under the provisions of any Employee Plan, not make any contributions to or with respect to any Employee Plan without the express written consent of Buyer, provided that Seller shall contribute that amount of cash to each Employee Plan necessary to fully fund all of the benefit liabilities of such Employee Plan on a plan-termination basis as of the Closing Date;
     (k) cooperate with Buyer and assist Buyer, to the extent reasonably requested by Buyer, in identifying the Governmental Authorizations required by Buyer to operate the Business from and after the Closing Date and either transferring existing Governmental Authorizations of Seller to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer;
     (l) upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any Proceedings, and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the Contemplated Transactions, all without further consideration; and
     (m) maintain all books and Records of Seller relating to the Business in the Ordinary Course of Business.
Section 5.3 Negative Covenant
     Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, without the prior written Consent of Buyer: (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.12 or 3.16 would be likely to occur; (b) make any modification to any material Contract or Governmental Authorization related to the Business; (c) allow the levels of raw materials, supplies, or other materials included in the Inventories to vary materially from the levels customarily maintained; or (d) enter into any compromise or settlement of any litigation, proceeding, or governmental investigation relating to the Assets, the Business, or the Assumed Liabilities.
Section 5.4 Required Approvals
     As promptly as practicable after the date of this Agreement, Seller shall make, or cause to be made, all filings required by Legal Requirements to be made by Seller in order to consummate the Contemplated Transactions, including any filings with the Securities and Exchange Commission. Seller also shall cooperate, and cause its Related Persons to cooperate, with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Seller also shall cooperate with Buyer and its Representatives in obtaining all Consents identified in Part 3.2(c).
Section 5.5 Notification
     Between the date of this Agreement and the Closing, Seller shall promptly notify Buyer in writing if it becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Seller’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Letter, Seller shall promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, Seller also shall promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.
Section 5.6 Competing Transaction
     (a) Until such time as this Agreement shall be terminated pursuant to Section 9.1, neither Seller nor Seller’s Representatives will, directly or indirectly, solicit, initiate, encourage, or, except to the extent necessary to comply with the fiduciary duties of Seller’s board of directors as advised by counsel, entertain any inquiry, offer, or proposal from, any Third Party relating to the transfer or acquisition by purchase, merger, lease, recapitalization, or otherwise of any of the capital stock of Seller, the Business or any of the Assets (other than in the Ordinary Course of Business) or any combination of the foregoing (a “Competing Transaction”). Seller shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Seller. Notwithstanding anything to the contrary, if Seller or Seller’s Representatives receive an unsolicited offer or proposal providing for the acquisition of the Seller, the Business, the Assets, or a similar transaction (a “Competing Offer”), and the Seller’s Board of Directors determines in good faith, after consulting with outside counsel, that responding to such Competing Offer is necessary in order for the Board to comply with its fiduciary duties to the Seller’s shareholders under applicable law, then the Seller and the Seller’s Representatives may (i) participate in discussions and negotiations with the person making the Competing Offer, and (ii) furnish information with respect to the Seller and the Business to such person; provided that (x) the Competing Offer was not made in violation of this Agreement, (y) the Seller has entered into a customary non-disclosure agreement with such person, and (z) the Seller does not enter into any agreement with such person providing for exclusive negotiations.
     (b) In the event that (i) Seller or its Representatives breach the Seller’s obligations under this Section 5.6, (ii) in the event that Seller consummates a Competing Transaction within one year from the date this Agreement terminates in accordance with Section 9 (other than a termination (1) resulting from a breach by Buyer of its representations and warranties hereunder pursuant to Section 9.1(a), or (2) resulting from a breach by Buyer of its covenants and agreements hereunder pursuant to section 9.1(b), or pursuant to Section 9.1(d) or 9.1(e)), (iii) in the event this Agreement is terminated pursuant to Section 9.1(f), or (iv) in the event Seller’s Board of Directors fails to recommend the approval of the Contemplated Transactions as contemplated by Section 5.11, Seller shall immediately pay to Buyer the sum of two hundred thousand dollars ($200,000).
     (c) Notwithstanding anything to the contrary herein, Seller shall be free to take all reasonable and necessary steps to pursue the sale of any of (i) its assets not associated with the Business, (ii) the Sleep Therapy Assets or related sleep therapy business, (iii) the Total O2 Assets or the related business, and (iv) the capital stock of Seller, provided that any such sale of capital stock shall not interfere with the sale of the Business to Buyer.
Section 5.7 Best Efforts
     Seller shall use Seller’s Best Efforts to cause the conditions in Article 7 and Section 8.3 to be satisfied.
Section 5.8 Interim Financial Statements
     Until the Closing Date, Seller shall deliver to Buyer within 20 days after the end of each month a copy of the detailed income statement, balance sheet, and, within twenty days after the end of each quarter, a cash flow statement for such month or quarter, as applicable, and year-to-date, prepared in a manner and containing information consistent with Seller’s current practices and certified by Seller’s chief financial officer as to compliance with Section 3.3.
Section 5.9 Payment of Liabilities
     Between the date of this Agreement and the Closing Date, Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations relating to the Business and the Assets.
Section 5.10 Proxy Statement
     As promptly as practicable after the execution of this Agreement, Seller shall prepare and file with the SEC under the Exchange Act a proxy statement and form of proxy (such proxy statement, together with any amendments or supplements thereto (the “Proxy Statement”)) relating to the shareholders’ meeting and the vote of the shareholders of Seller with respect to the sale of the Business to Buyer and any other matters to be voted on at the shareholder meeting. Seller will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder. Upon the request of Seller, Buyer shall promptly furnish to the Seller all information about itself and its business and operations as is required to be included in the Proxy Statement. Each of Buyer and Seller agrees promptly to correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and Seller further agrees to take all steps necessary to amend or supplement the Proxy Statement. Each of Buyer and Seller agrees that the information provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the shareholders meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller shall deliver a draft or drafts of the Proxy Statement to Buyer and its counsel and provide Buyer and its counsel a reasonable opportunity to review such draft or drafts prior to filing the same.
Section 5.11 Shareholders Meeting
     As soon as practicable after filing the Proxy Statement with the SEC, Seller shall call a meeting of its shareholders and will mail notice of the meeting, together with the Proxy Statement in accordance with its Governing Documents and Legal Requirements. The Board of Directors of Seller will recommend (subject to compliance with their fiduciary duties under applicable law as advised by outside counsel) to its shareholders that they vote their shares in favor of the Contemplated Transactions.
Section 5.12 WARN Act Notice
     On or immediately prior to the Closing Date, Seller agrees to provide any required notice under and in accordance with the Worker Adjustment and Retraining Notification Act, as amended (the “ WARN Act “).
ARTICLE VI
COVENANTS OF BUYER PRIOR TO CLOSING
Section 6.1 Required Approvals
     As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by Buyer to consummate the Contemplated Transactions. Buyer also shall cooperate, and cause its Related Persons to cooperate, with Seller and its Representatives: (a) with respect to all filings Seller shall be required by Legal Requirements to make, and (b) in obtaining all Consents identified in Part 3.2(c), provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds, or incur any other burden in order to comply with this Section 6.1.
Section 6.2 Best Efforts
     Buyer shall use its Best Efforts to cause the conditions in Article 8 and Section 7.3 to be satisfied.

ARTICLE VII
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE
     Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
Section 7.1 Accuracy of Representations
     (a) All of Seller’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the Closing Date, as the case may be, in which case such representations and warranties shall be true and correct in all material respects as of such date or period), without giving effect to any supplement to the Disclosure Letter.
     (b) Each of Seller’s representations and warranties in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the Closing Date, as the case may be, in which case such representations and warranties shall be true and correct in all material respects as of such date or period), without giving effect to any supplement to the Disclosure Letter.
Section 7.2 Seller’s Performance
     All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.
Section 7.3 Consents
     Each of the Consents identified in Exhibit 7.3 (the “Material Consents”) shall have been obtained and shall be in full force and effect.
Section 7.4 Additional Documents
     Seller shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:
     (a) an opinion of Morrison & Foerster LLP, counsel to Seller, dated the Closing Date, as to the matters specified in Exhibit 7.4(a);

     (b) the articles of incorporation and all amendments thereto of Seller, duly certified as of a recent date by the Secretary of State of the jurisdiction of Seller’s incorporation;
     (c) if requested by Buyer, any Consents or other instruments that may be required to permit Buyer’s qualification in each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation under the name “Chad Therapeutics, Inc.” or any derivative thereof;
     (d) releases of all Encumbrances on the Assets, other than Permitted Encumbrances;
     (e) certificates dated as of a date not earlier than the tenth Business Day prior to the Closing as to the good standing of Seller and payment of all applicable state Taxes by Seller, executed by the appropriate officials of the State of California and each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation as specified in Part 3.1(a); and
     (f) Such other documents as Buyer may reasonably request for the purpose of:
(i)	evidencing the accuracy of any of Seller’s representations and warranties;

(ii)	evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller;

(iii)	evidencing the satisfaction of any condition referred to in this Article 7; or

(iv)	otherwise facilitating the consummation or performance of any of the Contemplated Transactions.
Section 7.5 No Proceedings
     Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding: (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations, or conditions on or otherwise interfering with any of the Contemplated Transactions.
Section 7.6 No Conflict
     Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

Section 7.7 Governmental Authorizations
     Buyer shall have received such Governmental Authorizations as are necessary or desirable to allow Buyer to operate the Assets from and after the Closing.
ARTICLE VIII
CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE
     Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):
Section 8.1 Accuracy Of Representations
     (a) All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the Closing Date, as the case may be, in which case such representations and warranties shall be true and correct in all material respects as of such date or period).
     (b) Each of Buyer’s representations and warranties in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the Closing Date, as the case may be, in which case such representations and warranties shall be true and correct in all material respects as of such date or period.
Section 8.2 Buyer’s Performance
     All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.
Section 8.3 Consents
     Each of the Material Consents shall have been obtained and shall be in full force and effect.
Section 8.4 Additional Documents
     Buyer shall have caused the documents and instruments required by Section 2.7(b) and the following documents to be delivered (or tendered subject only to Closing) to Seller:

     (a) the articles of organization and all amendments thereto of Buyer, duly certified as of a recent date by the Secretary of State of the jurisdiction of Buyer’s organization;
     (b) certificates dated as of a date not earlier than the tenth Business Day prior to the Closing as to the good standing of Buyer, executed by the appropriate officials of the State of Florida and each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation; and
     (c) such other documents as Seller may reasonably request for the purpose of
(i)	evidencing the accuracy of any of Buyer’s representations and warranties;

(ii)	evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer; or

(iii)	evidencing the satisfaction of any condition referred to in this Article 8.
Section 8.5 No Injunction
     There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.
Section 8.6 Shareholder Approval.
     The shareholders of Seller shall have approved this Agreement and the Contemplated Transaction, as required by any Legal Requirement and by the provisions of its Governing Documents.
ARTICLE IX
TERMINATION
Section 9.1 Termination Events
     By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:
     (a) by Buyer or Seller (provided that the terminating party is not then in material Breach of this Agreement) in the event that any representation or warranty contained in this Agreement of the non-terminating party is Breached in any material respect and such Breach cannot be or has not been cured within 30 days after the giving of written notice to such terminating party of such inaccuracy and which Breach would provide the terminating party the ability to refuse to consummate the Contemplated Transactions under the applicable standard set forth in Section 7.1 of this Agreement in the case of any termination by Buyer and Section 8.1 of this Agreement in the case of any termination by Seller;
     (b) by Buyer or Seller (provided that the terminating party is not then in material Breach of this Agreement) in the event of a material Breach by the non-terminating party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the non-terminating party of such breach;
     (c) by Buyer if any condition in Article 7 has not been satisfied on or before March 31, 2008, or such later date upon which the parties may agree, or if satisfaction of any such condition by such date is or becomes impossible (other than as a result of Buyer’s material Breach of this Agreement), and Buyer has not waived such condition on or before such date;
     (d) by Seller if any condition in Article 8 has not been satisfied on or before March 31, 2008, or such later date upon which the parties may agree, or if satisfaction of any such condition by such date is or becomes impossible (other than as a result of Seller’s material Breach of this Agreement), and Seller has not waived such condition on or before such date;
     (e) by mutual consent of Buyer and Seller; or
     (f) by Seller if it receives a Competing Bid prior to shareholder approval of this Agreement, and Seller’s Board of Directors determines, after consultation with Seller’s legal counsel and financial advisers, that accepting such Competing Offer is necessary in order for the Board to comply with its fiduciary duties to the Seller’s shareholders under applicable law.
Section 9.2 Effect of Termination
     Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2, Section 5.6(b), and Articles 12 and 13 (except for those in Section 13.5) will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the non-terminating party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.
ARTICLE X
ADDITIONAL COVENANTS
Section 10.1 Employees and Employee Benefits
     (a) Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Seller for the Business who are:

(i)	bargaining unit employees currently covered by a collective bargaining agreement, or

(ii)	employed exclusively in Seller’s business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability, or sick leave, but excluding employees on long-term disability leave.
     (b) Employment of Certain Active Employees by Buyer.
(i)	Buyer has provided Seller with a list of Active Employees to whom Buyer intends to make an offer of employment, subject to final employment interviews, compliance with Buyer’s employment criteria, and agreement on the terms of employment between Buyer and each such Active Employee. Buyer is not obligated to hire any Active Employee, whether or not such Active Employee’s name is on the list provided to Seller. Seller shall cooperate with Buyer’s efforts to assess which, if any, of Seller’s employees that the Buyer wishes to hire. No later than 20 calendar days prior to Closing, Buyer will provide Seller with a final list of Active Employees to whom Buyer has made an offer of employment that has been accepted, to be effective on the Closing Date (the “Hired Employees”). Subject to Legal Requirements, Buyer will have reasonable access to the personnel Records (including performance appraisals, disciplinary actions, grievances, and medical Records) of Seller for the purpose of preparing for and conducting final employment interviews with Active Employees and will conduct the interviews as expeditiously as possible after the date of this Agreement. Access will be provided by Seller upon reasonable prior notice during normal business hours. Effective immediately before the Closing, Seller will terminate the employment of all of its Hired Employees.

(ii)	Neither Seller nor Seller’s Representatives shall solicit the continued employment of any Active Employee whose name appears on the list provided to Seller by Buyer (unless and until Buyer has informed Seller in writing that the particular Active Employee will not receive any employment offer from Buyer) or the employment of any Hired Employee after the Closing. Seller shall assist Buyer in complying with the WARN Act as to those Active Employees who will not become Hired Employees.

(iii)	It is understood and agreed that (A) Buyer’s expressed intention to extend offers of employment as set forth in this Section 10 shall not constitute any commitment, Contract, or understanding (expressed or implied), or any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by

Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote, or demote any of the Hired Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation, or terms or conditions of employment of such employees.
     (c) Compensation and Benefits.
(i)	Seller shall be responsible for (A) the payment of all wages and other remuneration, including pro rata bonus payments and all vacation pay earned prior to the Closing Date, due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date (or thereafter if they remain Active Employees of Seller after the Closing Date); (B) the payment of any required termination or severance payments; and (C) any and all payments to employees required under the WARN Act.

(ii)	Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date (or thereafter if they remain Active Employees of Seller after the Closing Date) under the Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical, or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the Active Employee to the benefit.

(iii)	After the Closing Date, Seller shall be responsible for providing contribution coverage required under COBRA to all former employees of Seller who terminated employment on or before the Closing Date or who otherwise constitute a “M&A qualified beneficiary” under Treasury Regulation Section 54.4980B-9.

(iv)	All Hired Employees who are participants in Seller’s Employee Plans shall retain their accrued benefits, if any under Seller’s Employee Plans (e.g., retirement plans), as of the Closing Date, and Seller (or Seller’s Employee Plans) shall retain sole liability for the payment of such benefits as and when such Hired Employees become eligible therefor under such plans. All Hired Employees shall become fully vested in their accrued benefits under Seller’s retirement plans as of the Closing Date, and Seller will so amend such plans if necessary to achieve this result. Seller shall cause the assets of each Employee Plan to equal or exceed the benefit liabilities of such Employee Plan on a plan-termination basis as of the Closing Date.

     (d) No Transfer of Assets. Neither Seller nor its Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer.
     (e) General Employee Provisions.
(i)	Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs, and policies described in this Section 10.1 as may be necessary to carry out the arrangements described in this Section 10.1.

(ii)	Seller shall provide Buyer with such plan documents and summary plan descriptions, employee data, or other information as may be reasonably required to carry out the arrangements described in this Section 10.1.

(iii)	If any of the arrangements described in this Section 10.1 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

(iv)	Seller shall provide Buyer with completed I-9 forms and attachments with respect to all Hired Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement.

(v)	Buyer shall not have any responsibility, liability, or obligation, whether to Hired Employees, Active Employees, former employees, their beneficiaries, or to any other Person, with respect to any compensation, benefits, employee benefit plans, practices, programs, arrangements, or agreements (including the establishment, operation, or termination thereof and the notification and provision of COBRA coverage extension) paid, payable, or maintained by Seller.
Section 10.2 Payment of All Taxes and Retained Liabilities
     (a) Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.
     (b) Seller shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities and other Liabilities of Seller under this Agreement.
Section 10.3 Use of Seller’s Name and Marks
     From and after the Closing, Seller will cease all use in all markets of all Marks, except that at Closing, Buyer will grant to Seller a non-assignable license to use the name “Chad” or “Chad

Therapeutics” solely (1) for purposes of labeling and marketing the Total O2 product line and (2) in connection with winding up its business. Under no circumstances will Chad sell or otherwise transfer the right to use the name “Chad” or “Chad Therapeutics” to any Third Party. As soon as practicable after Closing, Buyer will establish links on the www.chadtherapeutics.com website directing Seller’s shareholders and the customers interested in or purchasing the Total O2 Assets to a site or sites specified by Seller to Buyer in writing.
Section 10.4 Reports and Returns
     Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the business of Seller as conducted using the Assets, to and including the Closing.
Section 10.5 Assistance In Proceedings
     Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction, or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status, or transaction on or before the Closing Date involving Seller or the Business.
Section 10.6 Noncompetition, Non-solicitation, and Non-disparagement
     (a) Noncompetition. For a period of five (5) years after the Closing Date, Seller shall not, anywhere in the world, directly or indirectly, invest in, own, manage, operate, finance, control, advise, render services to, or guarantee the obligations of any Person engaged in or planning to become engaged in a business which competes with the Business or the business of marketing, distributing, and selling devices and products related to the oxygen therapy business (collectively, a “Competing Business”); provided, however, that Seller shall be permitted to continue to develop, manufacture, distribute, and market (i) products that are primarily designed for diagnosis and treatment of sleep disorders, some of which may have collateral therapeutic benefits for patients requiring supplemental oxygen, and (ii) products included within the Total O2 Assets.
     (b) Non-solicitation. For a period of five (5) years after the Closing Date, Seller shall not, directly or indirectly:
(i)	cause, induce, or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant, or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer, or in any way interfere with its relationship with Buyer;

(ii)	cause, induce, or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant, or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer, or in any way interfere with its relationship with Buyer; or
(iii)	hire, retain, or attempt to hire or retain any employee of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.
     (c) Non-disparagement. After the Closing Date, Seller will not, and will cause its Related Persons not to, disparage Buyer or any of Buyer’s Representatives.
     (d) Modification of Covenant. If a final judgment of a Governmental Body of competent jurisdiction determines that any term or provision contained in Section 10.6(a) through (c) is invalid or unenforceable, then the parties agree that the Governmental Body will have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.6 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Seller acknowledges that this Section 10.6 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.
Section 10.7 Customer and Other Business Relationships
     After the Closing, Seller will cooperate with Buyer, as Buyer may reasonably request from time to time, in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers, and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to such Business. Neither Seller nor any of its Related Persons shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the Business, including disparaging the name or business of Buyer.
Section 10.8 Retention of and Access to Records
     After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices those Records of Seller delivered to Buyer. Buyer also shall provide Seller and Seller’s Representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

Section 10.9 Further Assurances
     Subject to the proviso in Section 6.1, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.
Section 10.10 Removal of Assets
     Buyer shall remove at its expense all tangible Assets from Seller’s premises in Chatsworth, California, no later than June 15, 2008. Any Assets remaining at the Chatsworth premises after such date may be disposed of by Seller in its sole discretion, without any further obligation to Buyer.
ARTICLE XI
INDEMNIFICATION; REMEDIES
Section 11.1 Survival
     All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificates delivered pursuant to Section 2.7, and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.4.
Section 11.2 Indemnification and Reimbursement By Seller
     Seller will indemnify and hold harmless Buyer and its Representatives, members, and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), or diminution of value, whether or not involving a Third Party Claim (collectively, “Damages”), arising from or in connection with:
     (a) any Breach of any representation or warranty made by Seller in (i) this Agreement, (ii) the Disclosure Letter, (iii) the supplements to the Disclosure Letter, (iv) the certificates delivered pursuant to Section 2.7, (v) any transfer instrument, or (vi) any other certificate, document, writing, or instrument delivered by Seller pursuant to this Agreement;
     (b) any Breach of any covenant or obligation of Seller in this Agreement or in any other certificate, document, writing, or instrument delivered by Seller pursuant to this Agreement;
     (c) any Liability arising out of the ownership or operation of the Assets prior to the Closing other than the Assumed Liabilities;

     (d) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on Seller’s behalf) in connection with any of the Contemplated Transactions;
     (e) the operation of the Business or any product or component thereof manufactured by or shipped, or any services provided by, Seller, in whole or in part, on or prior to the Closing Date;
     (f) any noncompliance with any Bulk Sales Laws or fraudulent transfer law in respect of the Contemplated Transactions;
     (g) any liability under the WARN Act or any similar state or local Legal Requirement that may result from an “Employment Loss”, as defined by 29 U.S.C. sect. 2101(a)(6), caused by any action of Seller prior to the Closing or by Buyer’s decision not to hire previous employees of Seller;
     (h) any Employee Plan established or maintained by Seller; or
     (i) any Retained Liabilities.
Section 11.3 Indemnification and Reimbursement by Buyer
     Buyer will indemnify and hold harmless Seller, its Representatives and Related Persons collectively, the “Seller Indemnified Persons”), and will reimburse the Seller Indemnified Persons, for any Damages arising from or in connection with:
     (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing, or instrument delivered by Buyer pursuant to this Agreement;
     (b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing, or instrument delivered by Buyer pursuant to this Agreement;
     (c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer (or any Person acting on Buyers behalf) in connection with any of the Contemplated Transactions;
     (d) the operation of the Business or any product or component thereof manufactured by or shipped, or any services provided by, Buyer, in whole or in part, after the Closing Date; or
     (e) any Assumed Liabilities.
Section 11.4 Time Limitations
          (a) If the Closing occurs, Seller will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Sections 2.1 and 2.4(b) and Articles 10 and 12, as to which a claim may be made at any time) or (ii) a representation or warranty (other than those in Sections 3.6, 3.11, 3.13, 3.19, 3.24, 3.25, and 3.26, as to which a claim may be made at any time), only if on or before the second anniversary of the Closing Date, Buyer notifies Seller of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.
     (b) If the Closing occurs, Buyer will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Article 12, as to which a claim may be made at any time) or (ii) a representation or warranty (other than that set forth in Section 4.4, as to which a claim may be made at any time), only if on or before the second anniversary of the Closing Date, Seller notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller.
Section 11.5 Right of Setoff; Escrow
     Upon notice to Seller specifying in reasonable detail the basis therefor, Buyer may give notice of a claim in such amount under the Escrow Agreement. Such notice of claim under the Escrow Agreement will not constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.
Section 11.6 Third Party Claims
     (a) Promptly after receipt by a Person entitled to indemnity under Section 11.2 or 11.4 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.
     (b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.6(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying

Person assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.
     (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise, or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).
     (d) Seller hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world.
     (e) With respect to any Third-Party Claim subject to indemnification under this Article 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.
     (f) With respect to any Third-Party Claim subject to indemnification under this Article 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

Section 11.7 Other Claims
     A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.
Section 11.8 Exclusive Remedies
     After the Closing, the indemnities provided in this Article XI shall constitute the sole and exclusive remedy of any Indemnified Persons for Damages arising out of, resulting from, or incurred in connection with the breach of any representation, warranty, covenant, or agreement made by the parties in this Agreement; provided, however, that this exclusive remedy for Damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement.
ARTICLE XII
CONFIDENTIALITY
Section 12.1 Definition of Confidential Information
     (a) As used in this Article 12, the term “Confidential Information” includes any and all of the following information of Seller or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection, or otherwise by either party (Buyer on the one hand or Seller on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):
(i)	all information that is a trade secret under applicable trade secret or other law;

(ii)	all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions, and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software, and database technologies, systems, structures, and architectures;

(iii)	all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current, and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel, personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and
(iv)	all notes, analyses, compilations, studies, summaries, and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.
     (b) Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 12, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 12 to the extent included within the definition. In the case of trade secrets, each of Buyer and Seller hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.
Section 12.2 Restricted Use of Confidential Information
     (a) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent Seller of an authorized representative of Seller with respect to Confidential Information (each, a “Seller Contact”) or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”). Each of Buyer and Seller shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer or Seller, as the case may be, of the obligations of this Article 12 with respect to such information. Each of Buyer and Seller shall enforce the terms of this Article 12 as to its respective Representatives; take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 12; and be responsible and liable for any breach of the provisions of this Article 12 by it or its Representatives.
     (b) Unless and until this Agreement is terminated, Seller shall maintain as confidential any Confidential Information (including for this purpose any information of Seller of the type referred to in Sections 12.1(a)(i), (ii) and (iii), whether or not disclosed to Buyer) of the Seller relating to any of the Assets or Assumed Liabilities. Notwithstanding the first sentence of this Section 12.2(b), Seller may use any Confidential Information of Seller before the Closing in the Ordinary Course of Business in connection with the transactions permitted by Section 5.2.
     (c) From and after the Closing, the provisions of Section 12.2(a) above shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of the Seller relating to any of the Assets or the Assumed Liabilities. Any such Confidential Information of Seller relating to any of the Assets or Assumed Liabilities shall become Confidential Information of the Buyer at the Closing and Buyer shall be deemed to be the Disclosing Party for purposes of this Article 12.
Section 12.3 Exceptions
     Section 12.2 does not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is, or becomes generally available to the public other than as a result of a breach of this Article 12 by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is, or becomes available to the Receiving Party on a non-confidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary, or other obligation restricting disclosure. Seller shall not disclose any Confidential Information of Seller relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.
Section 12.4 Legal Proceedings
     If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 12, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 12. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 12.4 do not apply to any Proceedings between the parties to this Agreement.
Section 12.5 Return or Destruction of Confidential Information
     If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody, or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party), destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

Section 12.6 Attorney-Client Privilege
     The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges, or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing, the Receiving Party shall have the right to assert such protections and privileges.
ARTICLE XIII
GENERAL PROVISIONS
Section 13.1 Expenses
     Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. Buyer will pay the fees and expenses of the escrow agent under the Escrow Agreement. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.
Section 13.2 Public Announcements
     Any public announcement, press release, or similar publicity with respect to this Agreement or the Contemplated Transactions will be in a form mutually acceptable to Buyer and Seller. Seller and Buyer will consult with each other concerning the means by which Seller’s employees, shareholders, customers, suppliers, and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such personal communication and will have the right to review and approve any written communication.
Section 13.3 Notices
     All notices, Consents, waivers, and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers, or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address, or person as a party may designate by notice to the other parties):
Seller:
CHAD Therapeutics, Inc.
21622 Plummer St.
Chatsworth, CA 91311
Attention: Earl L. Yager, Chief Executive Officer and President
Fax no.: (818) 882-1809
E-mail address: eyager@chadtherapeutics.com
with a copy to:
Hillel T. Cohn
Morrison & Foerster LLP
555 West Fifth Street, Suite 3500
Los Angeles, California 90013-1024
Fax no.: (213) 892-5454
E-mail address: hcohn@mofo.com
Buyer:
Inovo, Inc.
2975 Horseshoe Drive South
Suite 600
Naples, Florida 34104
Attention: Michael J. Mulroy
Fax no.: (239) 643-6530
E-mail address: mmulroy@inovoinc.com
with a copy to:
Mary Beth M. Clary
Porter Wright Morris & Arthur, LLP
5801 Pelican Bay Boulevard, Suite 300
Naples, Florida 34108-2709
Fax: 239-593-2990
E-mail address: mbclary@porterwright.com
Section 13.4 Jurisdiction; Service of Process
     Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of Florida, County of Collier, or, if it has or can acquire jurisdiction, in the United States District Court for the Middle District of Florida, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary, and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.
Section 13.5 Enforcement of Agreement
     Seller acknowledges and agrees that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
Section 13.6 Waiver; Remedies Cumulative
     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
Section 13.7 Entire Agreement and Modification
     This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Letter, Exhibits, and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

Section 13.8 Disclosure Letter
     (a) The information in the Disclosure Letter constitutes (i) exceptions to particular representations, warranties, covenants, and obligations of Seller as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in this Agreement will control.
     (b) The statements in the Disclosure Letter, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.
     (c) To the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matters to which the representation or warranty relates, the inclusion of any matter in the Disclosure Letter does not constitute a determination by Seller that any such matter is material.
     (d) The disclosures in the Disclosure Letter shall modify and relate to the representations and warranties and covenants in the Section of this Agreement to which they expressly refer. No disclosure in the Disclosure Letter relating to any possible breach or violation of any agreement or applicable Legal Requirement shall be construed as an admission, indication, or otherwise that any such breach or violation exists or has actually occurred, and nothing in the Disclosure Letter shall constitute an admission of any liability or obligation of Seller to any third party, nor an admission against Seller’s interest.
Section 13.9 Assignments, Successors, and No Third Party Rights
     No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Related Party of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Third Party any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.9.
Section 13.10 Severability
     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable

Section 13.11 Construction
     The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Parts” refer to the corresponding Articles, Sections, and Parts of this Agreement and the Disclosure Letter.
Section 13.12 Time of Essence
     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
Section 13.13 Governing Law
     This Agreement will be governed by and construed under the laws of the State of Florida without regard to conflicts-of-laws principles that would require the application of any other law.
Section 13.14 Execution of Agreement
     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by electronic means shall be deemed to be their original signatures for all purposes.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Buyer:		Seller:

INOVO, INC.		CHAD THERAPEUTICS, INC.

By:	/s/ George A. Harris	By:	/s/ Earl L. Yager

	George A. Harris, President		Earl L. Yager, Chief Executive
Officer and President

Exhibit 2.7(a)(i)
Bill of Sale

Exhibit 2.7(a)(ii)
Assignment and Assumption

Exhibit 2.7(a)(iii) – Part I
Patent Assignment

Exhibit 2.7(a)(iii) – Part II
Trademark Assignment

Exhibit 2.7(a)(iii) – Part III
Domain Name Assignment

Exhibit 2.5
Purchase Price Allocation

Exhibit 2.7(a)(v)
Escrow Agreement

Exhibit 2.7(a)(viii)
Transition Services Agreement